SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 7, 2010

CUBIST PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-21379	22-3192085
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

65 Hayden Avenue, Lexington, Massachusetts  02421

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  (781) 860-8660

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 7, 2010, Cubist Pharmaceuticals, Inc. (“Cubist”) announced the promotion of Steven C. Gilman, Ph.D. to Executive Vice President, Research and Development and Chief Scientific Officer.  Dr. Gilman previously held the position of Senior Vice President, Discovery and Non-Clinical Development and Chief Scientific Officer.  In connection with his promotion, Dr. Gilman’s compensation was changed as follows:  his annual base salary was increased from $402,000 to $430,000 and his target annual bonus, which is payable under Cubist’s Short-Term Incentive Plan, was changed from 50% to 60% of his annual base salary.  In addition, Dr. Gilman will receive an option to purchase 50,000 shares of Cubist common stock under Cubist’s 2010 Equity Incentive Plan.  The stock option will have a grant date of October 15, 2010, have an exercise price equal to Cubist’s closing price on the grant date, and will vest quarterly on a pro rata basis over four years from the grant date.

Also, on September 7, 2010, Santosh Vetticaden, Ph.D., M.D. took over the newly created position of Senior Vice President, Chief Medical and Development Officer.  In this role, Dr. Vetticaden will report to Dr. Gilman.  Dr. Vetticaden previously held the position of Senior Vice President, Clinical Development and Chief Medical Officer.  In connection with this change in role, Dr. Vetticaden will receive an option to purchase 40,000 shares of Cubist common stock under Cubist’s 2010 Equity Incentive Plan.  The stock option will have a grant date of October 15, 2010, have an exercise price equal to Cubist’s closing price on the grant date, and will vest quarterly on a pro rata basis over four years from the grant date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUBIST PHARMACEUTICALS, INC.

By:	/s/ David W. J. McGirr
David W. J. McGirr
Senior Vice President and
Chief Financial Officer

Dated: September 9, 2010